Exhibit 5.1
(Includes Exhibit 23.2)

[SIMPSON THACHER & BARTLETT LLP LETTERHEAD]
April 30, 2021
Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, California 94065

Ladies and Gentlemen:

We have acted as counsel to Electronic Arts Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of an aggregate of 966,635 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued pursuant to the Agreement and Plan of Merger, dated as of February 8, 2021 (the “Merger Agreement”), by and among Electronic Arts Inc., a Delaware corporation (“Electronic Arts”), Giants Acquisition Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Electronic Arts, and Glu Mobile Inc., a Delaware corporation (“Glu”). Pursuant to the Merger Agreement, the Company assumed previously granted options and restricted stock units under Glu Mobile Inc. 2007 Equity Incentive Plan, as amended (the “Glu 2007 Plan”), the Glu Mobile Inc. 2008 Equity Inducement Plan (the “Glu 2008 Plan”) and the Glu Mobile 2018 Equity Inducement Plan (the “Glu 2018 Plan”).

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, a specimen common stock certificate, the Glu 2007 Plan, the Glu 2008 Plan and the Glu 2018 Plan, each of which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares are issued and delivered in accordance with the Glu 2007 Plan, the Glu 2008 Plan and the Glu 2018 Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP